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                                                                       Exhibit 3



                                    FORM OF

                            AMSOUTH BANCORPORATION

                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION


                        Pursuant to Sectiom 242 of the
               General Corporation Law of the State of Delaware

We, Stephen A. Yoder, Executive Vice President and General Counsel, and Diane S. Masters, Secretary of AmSouth Bancorporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), do hereby certify:

FIRST:  That at a meeting of the Board of Directors of the Company duly held on
            , 1999, resolutions were adopted proposing an amendment, as hereinafter set forth, of the Restated Certificate of Incorporation of the Company, declaring the advisability of such amendment, and directing that the amendment be presented for the consideration of the stockholders of the Company at a special meeting of such stockholders.

SECOND: That at the special meeting of all such stockholders entitled to vote
on the amendment hereinafter set forth, held on      , 1999, and called in
accordance with the relevant provisions of the General Corporation Law of the State of Delaware, the holders of a majority of the outstanding shares of common stock of the Company voted in favor of such amendment, as hereinafter set forth, to the Restated Certificate of Incorporation of the Company.

THIRD:  That there has been duly adopted, in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware, an amendment of the Restated Certificate of Incorporation of the Company, as follows:

            The relevant part of section (a) of Article IV of the AmSouth certificate of incorporation would read in its entirety as follows:

            (a) The total number of shares of all classes of capital stock which the corporation shall have authority to issue is SEVEN HUNDRED AND FIFTY-TWO MILLION (752,000,000), of which seven hundred and fifty million (750,000,000) shares of the par value $1.00 per share are to be of a class designated "Common Stock", and TWO MILLION (2,000,000) shares without par value are to be a class designated "Preferred Stock."

IN WITNESS WHEREOF, NORWEST CORPORATION has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Stephen A. Yoder, its Executive Vice President and General Counsel, and attested by Diane S. Masters,
its Secretary, this                  day of                , 1999.

                            AMSOUTH BANCORPORATION

(Corporate Seal)